Exhibit 4.7

GREGG APPLIANCES, INC.

THIS SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT:

(A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY

(i) (a) FOR SO LONG AS THE SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 UNDER THE SECURITIES ACT, (c) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”)) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $100,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL, IF THE ISSUER SO REQUESTS),

(ii) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, OR

(iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT

AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND

(B) THE HOLDER SHALL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

9% Senior Notes due 2013

No. 2	$ 2,115,000

CUSIP No. U3907YAA8

Gregg Appliances, Inc., an Indiana corporation, promises to pay to CEDE & CO. or registered assigns the principal sum of TWO MILLION ONE HUNDRED FIFTEEN THOUSAND Dollars on February 1, 2013.

Interest Payment Dates: February 1 and August 1, commencing August 1, 2005

Record Dates: January 15 and July 15.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

GREGG APPLIANCES, INC.

By:
	Name:	Jerry W. Throgmartin
	Title:	Chief Executive Officer

By:
	Name:	Dennis L. May
	Title:	President

Dated: February 3, 2005

Certificate of Authentication:

Wells Fargo Bank, National Association,

as Trustee, certifies that this is one of

the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory

[Reverse of Note]

GREGG APPLIANCES, INC.

9% Senior Notes due 2013

1. Interest. Gregg Appliances, Inc., an Indiana corporation (the “Company”), promises to pay interest on the principal amount of this Note at 9% per annum from February 3, 2005 until maturity; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest shall accrue on this Note from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured at a rate of 0.25% per annum with respect to the first 90-day period following such Registration Default, increasing by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest of 1.0% per annum. Reference in this Note to “interest” with respect to this Note shall include additional interest, if any, that shall accrue pursuant to the Registration Rights Agreement. The Company shall pay interest semiannually on February 1 and August 1 of each year (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes shall accrue from the most recent Interest Payment Date on which interest has been paid or, if no interest has been paid, from February 3, 2005; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be August 1, 2005. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate equal to the interest rate on the Notes then in effect; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. For so long as the notes remain in the form of a global security, the Company shall pay all principal, interest and premium on the notes to the applicable Depositary or its nominee as the registered holder of the global security representing the notes. All other payments on the Notes shall be made at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay such amounts by check payable in such money. It may mail an interest check to a Holder’s registered address.

3. Paying Agent and Registrar. Initially, the Trustee shall act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated wholly owned Subsidiaries may act as Paying Agent or Registrar.

4. Indenture. The Company issued the Notes under an Indenture, dated as of February 3, 2005 (the “Indenture”), among the Company, HHG Distributing, LLC, as Subsidiary Guarantor, and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbb) as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which the Notes are issued provides that an unlimited aggregate principal amount of Notes may be issued thereunder.

5. Guarantees. The Notes are general senior unsecured obligations of the Company. The Company’s obligation to pay principal, premium, if any, and interest with respect to the Notes is unconditionally guaranteed on a senior basis, jointly and severally, by each Subsidiary Guarantor pursuant to Article Eleven of the Indenture. Certain limitations to the obligations of each Subsidiary Guarantor are set forth in further detail in the Indenture.

6. [intentionally omitted]

7. Optional Redemption. Except as provided below, the Notes shall not be redeemable at the Company’s option prior to February 1, 2009. On or after February 1, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2009	104.500%
2010	102.250%
2011 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to February 1, 2008, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109.000% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that (1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries) and (2) the redemption must occur within 90 days of the date of the closing of such Public Equity Offering.

8. Mandatory Redemption. The Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

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9. Selection and Notice of Redemption. Notice of redemption shall be mailed to the Holder’s registered address at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. If less than all Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in multiples of $1,000 pro rata, by lot or by any other method that the Trustee considers fair and appropriate; provided that if the Notes are listed on any securities exchange, that such method complies with the requirements of such exchange. Notes in denominations larger than $1,000 may be redeemed in part. On and after the redemption date interest ceases to accrue on Notes or portions of them called for redemption (unless the Company shall default in the payment of the redemption price or accrued interest).

10. Repurchase upon a Change of Control. Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to a Change of Control Offer at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase. Within 30 days following any Change of Control, the Company shall mail a notice to each Holder describing, among other things, the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

11. Asset Sales. Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option to (1) to repay Indebtedness secured by such assets and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or (2) to purchase Replacement Assets or to make a capital expenditure. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence shall constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an Asset Sale Offer to all Holders and all holders of other Indebtedness that is pari passu with the Notes or any Subsidiary Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

12. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a

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Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes selected for redemption. Also, it need not transfer or exchange any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

13. Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of such Notes for all purposes and neither the Company, any Subsidiary Guarantor, the Trustee nor any Agent shall be affected by notice to the contrary.

14. Amendment, Supplement, Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, and any past default or noncompliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes. Without the consent of any Holder, the Company may amend or supplement the Indenture or the Notes to: cure any ambiguity, defect or inconsistency; provide for uncertificated Notes in addition to or in place of certificated Notes; provide for the assumption of the Company’s or any Subsidiary Guarantor’s Obligations to the Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or the Subsidiary Guarantor’s assets pursuant to the provisions of Section 5.01, or 4.19(c) of the Indenture; make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder; comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; comply with Section 4.19 of the Indenture; to conform the text of the Indenture or this Note to any provision of the section “Description of Notes” in the Offering Memorandum to the extent that such provision in such section was meant to be a verbation recitation of a provision of the Indenture or this Note; or evidence and provide for the acceptance of appointment by a successor Trustee.

15. Defaults and Remedies. If an Event of Default (other than an Event of Default related to bankruptcy or insolvency of the Company or any Significant Subsidiary of the Company) under the Indenture occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable immediately, by a notice in writing to the Company (and to the Trustee, if given by Holders) specifying the relevant Event of Default and upon any such declaration such principal, premium, if any, and accrued and unpaid interest shall become immediately due and payable. If an Event of Default related to bankruptcy or insolvency of the Company, any Significant Subsidiary of the Company or any Subsidiaries of the Company that, taken together as a whole, would constitute a Significant Subsidiary occurs, all unpaid principal of, and accrued interest on, the Notes then outstanding shall become due and payable immediately, without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity and security satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power.

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16. Trustee Dealings with Company and Subsidiary Guarantor. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, each Subsidiary Guarantor or their respective Subsidiaries or Affiliates with the same rights it would have if it were not Trustee.

17. Authentication. This Note shall not be valid until the Trustee or an authenticating agent signs the certificate of authentication on the other side of this Note.

18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company shall cause CUSIP numbers to be printed on this Note as a convenience to Holders. No representation is made as to the accuracy of such numbers as printed on this Note and reliance may be placed only on the other identification numbers printed hereon.

19. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company, any Subsidiary Guarantor or the Trustee, shall not have any liability for any obligations of the Company, any Subsidiary Guarantor or the Trustee under this Note, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

20. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Gregg Appliances, Inc., 4151 East 96th Street, Indianapolis, IN 46240, Facsimile: (317) 848-8768, Attention: Treasurer.

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